Exhibit 23


                   CONSENT OF INDEPENDENT ACCOUNTANTS


     The Board of Directors
     Republic New York Corporation

     We consent to incorporation by reference in Registration
Statements (No. 33-49507 and No. 33-42582) on Form S-3 and in
Registration Statements (No. 33-57351, No. 33-38789 and No.
33-49639) on Form S-8 of Republic New York Corporation of our report dated January 17, 1995, relating to the consolidated statements of condition of Republic New York Corporation as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and the consolidated statements of condition of Republic National Bank of New York as of December 31, 1994 and 1993, which report appears on page 85 of the 1994 Republic New York Corporation Annual Report to Stockholders, in the Republic New York Corporation Annual Report on Form 10-K. Our report refers to the adoption of the provisions of the Financial Accounting Standards Board's Interpretation No. 39,
Offsetting of Amounts Related to Certain Contracts, effective January
1, 1994, and to changes in accounting for investments and income taxes to adopt the provisions of Statement of Financial Accounting
Standards (SFAS) No. 115, Accounting for Certain Investments in
Debt and Equity Securities at December 31,1993, and SFAS No. 109,
Accounting for Income Taxes, effective January 1, 1993, respectively.


                                             KPMG PEAT MARWICK LLP


     New York, New York
     March 31, 1995